SYCAMORE NETWORKS, INC.

                              LETTER OF TRANSMITTAL
                        PURSUANT TO THE OFFER TO EXCHANGE
                 CERTAIN OUTSTANDING OPTIONS TO PURCHASE SHARES
                   OF COMMON STOCK OF SYCAMORE NETWORKS, INC.
               HAVING AN EXERCISE PRICE PER SHARE OF $7.25 OR MORE
                      FOR RESTRICTED STOCK AND NEW OPTIONS

                     THE OFFER AND WITHDRAWAL RIGHTS EXPIRE
               AT 12:00 MIDNIGHT, EASTERN TIME, ON JUNE 19, 2001,
             UNLESS THE OFFER IS EXTENDED BY SYCAMORE NETWORKS, INC.

       To: Sycamore Networks, Inc.
           Attention: Katy Galli
           150 Apollo Drive
           Chelmsford, MA  01824
           Telephone:  (978) 250-2900
           Facsimile:  (978) 250-6981

         Delivery of this Letter of Transmittal to an address other than as set forth above or transmission via facsimile to a number other than as set forth above or transmission via e-mail will not constitute a valid delivery.

         Pursuant to the terms and subject to the conditions of the Offer to Exchange dated May 18, 2001 and this Letter of Transmittal, I hereby tender the following options to purchase shares ("Option Shares") of common stock, par value $.001 per share (the "Common Stock"), of Sycamore Networks, Inc. (the "Company") outstanding under the Sycamore Networks, Inc. 1999 Stock Incentive Plan, as amended (the "1999 Incentive Plan"), the Sycamore Networks, Inc. 1998 Stock Incentive Plan, as amended (the "1998 Incentive Plan"), and/or the Sirocco Systems, Inc. 1998 Stock Option Plan (each, a "Plan," and together, the "Plans"), having an exercise price per share of $7.25 or more. (To validly tender such options or portions thereof you must (1) mark one of the boxes below; and (2) complete the table on page 2. If you are an employee who is a tax resident of Canada, France, Germany, Japan, Spain, Sweden, Switzerland or the United Kingdom, then you must also mark one of the boxes on page 2 indicating whether you have chosen to receive in exchange for your tendered options (A) only new options or (B) restricted stock and new options. Please refer to Instructions 2 and 3 hereof.)

         Please mark one of the following boxes:

         [ ] All of my eligible option grants as provided below; or

         [ ] The following eligible option grants (in whole Option Shares) as provided below:

        Please complete the following table:

                                                                               Number of Option Shares
               Grant            Grant Date of        Exercise Price of         to be Tendered (must be
               Number             Option (1)               Option            in whole option shares)(2)

             ----------          ------------            ----------                --------------

             ----------          ------------            ----------                --------------

             ----------          ------------            ----------                --------------
(1)    List each option grant on a separate line even if more than one grant was made on the same grant date.

(2) If you are tendering any options subject to a specific grant, you must tender all of the options subject to that grant that remain outstanding.
       In addition, if you tender any option grants for exchange, you must also tender for exchange all option grants that you received after December
       19, 2000.


         In accordance with Instruction 1 hereof, please enclose with this letter each option agreement under which the options you are tendering were granted, if available. If any of the agreements representing your options have been lost, stolen, destroyed or mutilated, please mark the box below and indicate the grant number of the option grants represented by your lost, stolen, destroyed or mutilated agreements.

       [ ]  Grant no(s).
                           ------------------ .


       If you are an employee who is a tax resident of Canada, France, Germany, Japan, Spain, Sweden, Switzerland or the United Kingdom, please mark one of the following boxes:


         [ ] I choose to receive new options exercisable for the number of shares of common stock equal to the total number of shares subject to the options I tendered and that are accepted for exchange.

         [ ] I choose to receive a number of shares of restricted stock equal to one-tenth (1/10) of the total number of shares subject to the options I tendered and that are accepted for exchange (rounded up to the nearest whole share) and new options exercisable for a number of shares of common stock equal to nine-tenths (9/10) of the total number of shares subject to the options I tendered and that are accepted for exchange (rounded down to the nearest whole share).

       The Company recommends that you consult with your accountant and financial and tax advisors before making your decision.

To Sycamore Networks, Inc.:

         Upon the terms and subject to the conditions set forth in the Offer to Exchange dated May 18, 2001 (the "Offer to Exchange"), the receipt of which I hereby acknowledge, and in this Letter of Transmittal (this "Letter," which together with the Offer to Exchange, as they may be amended from time to time, constitute the "Offer"), I, the undersigned, hereby tender to Sycamore Networks, Inc., a Delaware corporation (the "Company"), the Option Shares specified by the marked box on page 1 and the table on page 2 of this Letter (the "Tendered Options").

         If I am a tax resident of the United States, Argentina, Brazil, Hong Kong or Korea, I hereby tender my Tendered Options in exchange for a grant, to be made subject to the terms and conditions set forth in the Offer, of unvested shares of restricted Common Stock equal to one-tenth (1/10) of the number of shares subject to the Tendered Options (rounded up to the nearest whole share) and new options to purchase the number of shares of Common Stock equal to nine-tenths (9/10) of the number of shares of Common Stock subject to the Tendered Options (rounded down to the nearest whole share).

         If I am a tax resident of Canada, France, Germany, Japan, Spain, Sweden, Switzerland or the United Kingdom, I hereby tender my Tendered Options in exchange for a grant, to be made subject to the terms and conditions set forth in the Offer, of either (1) new options exercisable for the number of shares of Common Stock equal to the total number of shares subject to the Tendered Options that are accepted for exchange or (2) unvested shares of restricted Common Stock equal to one-tenth (1/10) of the number of shares subject to the Tendered Options (rounded up to the nearest whole share) and new options to purchase the number of shares of Common Stock equal to nine-tenths (9/10) of the number of shares of Common Stock subject to the Tendered Options (rounded down to the nearest whole share), as indicated by the marked box on page 2 of this Letter.

         All unvested shares of restricted stock granted to me (the "Restricted Stock") and new options granted to me (the "New Options") pursuant to the Offer will be subject to the terms and conditions of the 1999 Incentive Plan and to new restricted stock and option agreements between the Company and me. All representations, warranties and acknowledgements in this Letter regarding Restricted Stock are applicable only if I receive shares of such Restricted Stock.

         Subject to, and effective upon, the Company's acceptance for exchange of the Tendered Options in accordance with the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), I hereby sell, assign and transfer to, or upon the order of, the Company all rights, title and interest in and to the Tendered Options.

         I hereby represent and warrant that I have full power and authority to tender the Tendered Options and that, when and to the extent the Tendered Options are accepted for exchange by the Company, the Tendered Options will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof (other than pursuant to the applicable option agreement) and the Tendered Options will not be subject to any adverse claims. Upon request of the Company, I will execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the exchange of the Tendered Options pursuant to the Offer.

         I have provided below the name of the registered holder of the Tendered Options as it appears on the option agreement or agreements representing the Tendered Options and the social security number of that registered holder. In the appropriate box on page 1 of this Letter, I have indicated that I am (1) tendering all of my eligible option grants or (2) certain of my eligible option grants, and, in each case, I have listed in the table on page 2 for each Tendered Option: the grant number of the Tendered Option, the grant date and exercise price of the Tendered Option and the number of Option Shares to be tendered.

         I understand and acknowledge that:

1. I may tender my options outstanding under the Plans having an exercise price per share of $7.25 or more. I understand that I am not required to tender any of such options. However, if I choose to tender any options, I must tender all or none of the shares subject to that grant that remain outstanding (no partial tenders of any option grants will be accepted). In addition, if I choose to tender any options, I must also tender all options I received after December 19, 2000.

2. All Tendered Options properly tendered prior to 12:00 midnight, Eastern time, on June 19, 2001 (the "Expiration Date"), or on such other date to which the Company has extended the Offer, if not properly withdrawn prior to the Expiration Date, as it may be extended, will be exchanged (1) for Restricted Stock and New Options or (2) solely for New Options, if I am a tax resident of Canada, France, Germany, Japan, Spain, Sweden, Switzerland or the United Kingdom and I have so elected, in each instance upon the terms and subject to the conditions of the Offer, including the conditions described in sections 1 and 6 of the Offer to Exchange.

3. If I have checked the box on page 2 of this letter indicating that one or more of the agreements representing my Tendered Options has been lost, stolen, destroyed or mutilated, I acknowledge that such option agreement(s) is deemed to be terminated as of the date of the Company's acceptance of my Tendered Options.

4. I understand that the Restricted Stock will be subject to forfeiture and restrictions on transfer until the restrictions lapse (at which time the shares "vest") under the terms of a restricted stock agreement between the Company and me. Twenty-five percent (25%) of the shares of Restricted Stock I receive will vest one year after the grant date of the Restricted Stock, assuming that I am still employed by the Company or one of its subsidiaries on the vesting date. Thereafter, the shares of Restricted Stock I receive will vest in equal three-month installments of 6.25%, until fully vested, assuming that I am still employed by the Company or one of its subsidiaries on the vesting date.

         If, at the time the Restricted Stock is granted, I am employed by the Company or one of its subsidiaries on a part-time basis or if my employment status changes to part-time following the grant of the Restricted Stock, the vesting schedule applicable to my Restricted Stock will change from that set forth above, as provided in the 1999 Incentive Plan and described in the Offer to Exchange. I will be considered to be employed on a part-time basis if the Company determines that I customarily work 34 hours or less per week and that such work schedule is expected to last for a period of five months or more. The applicable vesting schedule will be further adjusted to reflect subsequent changes in my employment schedule, as provided in the 1999 Incentive Plan and described in the Offer to Exchange.

5. I must be an employee of the Company or one of its subsidiaries from the date I tender the Tendered Options through the date the Restricted Stock is granted in order to receive the Restricted Stock. I understand that if for any reason I do not remain an employee during the time period that any shares of Restricted Stock I received in exchange for Tendered Options have not vested, those unvested shares of Restricted Stock will be forfeited.

6. I understand and hereby agree that my ability to receive shares of Restricted Stock upon their vesting and to exercise shareholder rights associated with the Restricted Stock is conditioned upon and subject to my execution and return to the Company of the restricted stock agreement and related documents that will be provided to me by the Company after the expiration of the Offer.

7. Upon the Company's acceptance of the Tendered Options for exchange, I understand and hereby agree that the option agreement or agreements to which the Tendered Options are subject will be terminated, and the options thereunder will be canceled. All New Options will be subject to the terms and conditions of the 1999 Incentive Plan and the terms of a new option agreement between the Company and me, a copy of which I will receive after the New Options are granted. I understand that the terms and conditions of the 1999 Incentive Plan and the new option agreement to be entered into between the Company and me with respect to the New Options may contain terms and conditions that are different from, and may be less advantageous to me than, the terms and conditions of the Plan and the option agreement under which the Tendered Options were granted.

8. The New Options will not be granted until the first business day that is at least six months and one day after the date the Company accepts for exchange and cancels the Tendered Options and will have
         (a) an exercise price equal to 100% of the fair market value of the Company's common stock on that grant date, as determined by the last reported sale price of the Company's Common Stock on the Nasdaq National Market on such date (provided that the Company's Common Stock is quoted on the Nasdaq National Market on such date), and (b) a vesting schedule as follows.

o If I tender options granted to me under the 1999 Incentive Plan, the 1998 Incentive Plan or the Sirocco Plan and I have been employed by the Company or one of its subsidiaries for at least twelve months immediately preceding the date of grant, my New Options will vest with respect to 8.34% of the shares subject to the grant on the date of grant, and in equal three-month installments of 8.33% of the shares subject to the grant thereafter, until fully vested (the date each installment vests is referred to as a "vesting date").

o If I tender options granted to me under the 1999 Incentive Plan or the 1998 Incentive Plan and I have not been employed by the Company or one of its subsidiaries for twelve months immediately preceding the date of grant, my New Options will vest with respect to 8.34% of the shares subject to the grant on the first vesting date following the one-year anniversary of my employment at the Company or one of its subsidiaries plus 8.33% of the shares subject to the grant for each three-month period from the date of grant through the first vesting date following the date of my one-year anniversary of employment at the Company or one of its subsidiaries, and in equal three-month installments of 8.33% of the shares subject to the grant on each vesting date thereafter, until fully vested.

         If, at the time the New Options are granted, I am employed by the Company or one of its subsidiaries on a part-time basis or if my employment status changes to part-time following the grant of the New Options, the vesting schedule applicable to my New Options will change from that set forth above, as provided in the 1999 Incentive Plan and described in the Offer to Exchange. I will be considered to be employed on a part-time basis if the Company determines that I customarily work 34 hours or less per week and that such work schedule is expected to last for a period of five months or more. The applicable vesting schedule will be further adjusted to reflect subsequent changes in my employment schedule, as provided in the 1999 Incentive Plan and described in the Offer to Exchange.

9. I must be an employee of the Company or one of its subsidiaries from the date I tender the Tendered Options through the date the New Options are granted in order to receive the New Options, and, if for any reason I do not remain an employee during that time period, I will not receive New Options, or any other consideration, for the Tendered Options.

10. I understand that I will lose the benefits of vesting that has occurred with respect to all Tendered Options, and that the New Options will vest as described herein and in the Offer to Exchange.

11. I understand that each of the restricted stock agreement, if applicable, and the new option agreement to be entered into between the Company and me with respect to the Restricted Stock and the New Options, respectively, will provide that during the term of my employment with the Company or any of its subsidiaries and for a period of one year thereafter I cannot solicit or accept employment or be retained by any competitor or client of the Company or any of its subsidiaries.

12. By tendering the Tendered Options pursuant to the procedure described in section 3 of the Offer to Exchange and in the instructions to this Letter of Transmittal, I accept the terms and conditions of the Offer. The Company's acceptance for exchange of the Tendered Options will constitute a binding agreement between the Company and me upon the terms and subject to the conditions of the Offer.

13. Under certain circumstances set forth in the Offer to Exchange, the Company may terminate or amend the Offer and postpone its acceptance and cancellation of any Tendered Options, and, in any such event, the Tendered Options delivered herewith but not accepted for exchange will be returned to me at the address indicated below.

14. I understand that once the Company accepts the Tendered Options for exchange, I will no longer have any rights under the Tendered Options or the related option agreement(s), which option agreement(s) shall be terminated upon cancellation of the Tendered Options. I understand that in the event of a merger or similar transaction, the Company has reserved the right to take any actions it deems necessary or appropriate to complete a transaction that the board of directors of the Company believes is in the best interest of the Company and its shareholders, which could include terminating any right to receive New Options or any other consideration for the Tendered Options.

15. All options that I choose not to tender for exchange or that are not accepted for exchange, assuming they are not required to be tendered for exchange as described in clause 1 above, shall remain outstanding and retain their current exercise price and vesting schedule.

16. I understand that the public trading price of the Common Stock will vary from time to time after the Offer expires such that the public trading price of the Common Stock could at some time in the future exceed the exercise price of the Tendered Options. By tendering the Tendered Options, I agree to hold the Company harmless for any perceived loss as a result of variations in the public trading price of the Common Stock, from time to time, after the expiration of the Offer.

17. The Company has advised me to consult with my own accounting, investment, legal and tax advisors as to the consequences of participating or not participating in the Offer.

18. I understand that even if my Tendered Options accepted for exchange qualified as incentive stock options under the Internal Revenue Code, the New Options I receive will be non-statutory stock options and will not qualify as incentive stock options under the Internal Revenue Code.

19. I understand that there are tax consequences associated with the receipt of the Restricted Stock and that all taxes that must be withheld with respect to the Restricted Stock will be paid by me to the Company in accordance with the terms and conditions of the Offer, which will include the execution by me of an Irrevocable Standing Order to Sell Shares with a broker specified by the Company. I understand that if I do not currently have an account with such broker, I will be required to open such an account prior to the vesting of my Restricted Stock.

20.      I agree to all of the terms and conditions of the Offer.

         All authority herein conferred or agreed to be conferred shall not be affected by, and shall survive, my death or incapacity, and all of my obligations hereunder shall be binding upon my heirs, personal representatives, successors and assigns. Except as stated in the Offer, this tender is irrevocable.


                           [SIGNATURE PAGE FOLLOWS]


          I understand and acknowledge that the Offer is not being made to (nor will tenders of options be accepted from or on behalf of) holders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction.

          If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, I must set forth the signer's full title and include with this Letter proper evidence of the authority of such person to act in such capacity.


                         SIGNATURE OF OWNER

                          X
                         --------------------------------------------------
                         (Signature of Holder or Authorized
                         Signatory -- See Instructions 1 and 4 hereof)

                         Date: _________, 2001


                         Please Print Clearly:

                         Name:
                                -----------------------------------------

                         Capacity:
                                      -----------------------------------

                         Address:
                                -----------------------------------------



                         Telephone No. (with area code):
                                                          -----------

                         Tax ID/Social Security No.:
                                                      ---------------


                                 INSTRUCTIONS

            FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER


1. Delivery of Letter of Transmittal. A properly completed and duly executed original of this Letter (or a facsimile thereof), the option agreement under which the Tendered Options were granted, if available, and any other documents required by this Letter, must be received by the Company at its address set forth on the front cover of this Letter on or before the Expiration Date. If any option agreement under which any of the Tendered Options were granted is unavailable for return to the Company, you must mark the appropriate box on page 2 of this Letter and list the grant number of the option grants represented by such option agreement.


         The method by which you deliver any required documents is at your option and risk, and delivery will be deemed made only when actually received by the Company. If you elect to deliver your documents by mail, the Company recommends that you use registered mail with return receipt requested. E-mail delivery will not be accepted. In all cases, you should allow sufficient time to ensure timely delivery.

         Tenders of options made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date, as it may be extended by the Company pursuant to the terms of the Offer. In addition, if the Company has not yet accepted your Tendered Options before 12:00 midnight, Eastern time, on July 16, 2001, you may withdraw your Tendered Options at any time thereafter. To withdraw Tendered Options you must deliver a written notice of withdrawal, or a facsimile thereof, with the required information to the Company while you still have the right to withdraw the Tendered Options. Delivery by e-mail will not be accepted. Withdrawals may not be rescinded and any Tendered Options withdrawn will thereafter be deemed not properly tendered for purposes of the Offer unless such withdrawn Tendered Options are properly re-tendered prior to the Expiration Date by following the procedures described above.

         The Company will not accept any alternative, conditional or contingent tenders. All tendering option holders, by execution of this Letter (or a facsimile of it), waive any right to receive any notice of the acceptance of their tender, except as provided for in the Offer to Exchange.

2. Inadequate Space. If the space provided herein is inadequate, the information required to complete the table on page 2 of this Letter regarding the options to be tendered should be provided on a separate schedule attached hereto.


3. Tenders. If you intend to tender options pursuant to the Offer, you must (1) mark one of the boxes on page 1; and (2) complete the table on page 2 of this Letter by providing the following information for each option that you intend to tender: grant number, grant date, exercise price and number of Option Shares you are tendering. If you are an employee who is a tax resident of Canada, France, Germany, Japan, Spain, Sweden, Switzerland or the United Kingdom, you must also mark one of the boxes on page 2 indicating whether you have chosen to receive in exchange for your tendered options (A) only new options or (B) restricted stock and new options. If you fail to complete any of these steps, your Letter will be incomplete and your tender of options will be rejected. You must tender all outstanding options under an individual option grant that remain outstanding. If you tender any option grants, you must tender all option grants you received after December 19, 2000.


4. Signatures on this Letter of Transmittal. If this Letter is signed by the registered holder of the Tendered Options, the signature should correspond with the name as written on the face of the option agreement or agreements to which the Tendered Options are subject without alteration, enlargement or any change whatsoever.


         If this Letter is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and proper evidence satisfactory to the Company of the authority of such person so to act must be submitted with this Letter.

5. Requests for Assistance or Additional Copies. Any questions or requests for assistance, as well as requests for additional copies of the Offer to Exchange or this Letter may be directed to Katy Galli, at the address and telephone number given on the front cover of this Letter. Copies will be furnished at the Company's expense.


6. Irregularities. All questions as to the number of Option Shares subject to options to be accepted for exchange, and the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of options will be determined by the Company in its discretion, which determinations shall be final and binding on all parties. The Company reserves the right to reject any or all tenders of options the Company determines not to be in proper form or the acceptance of which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the right to waive any of the conditions of the Offer and any defect or irregularity in the tender of any particular options, and the Company's interpretation of the terms of the Offer (including these instructions) will be final and binding on all parties. No tender of options will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Company shall determine. Neither the Company nor any other person is or will be obligated to give notice of any defects or irregularities in tenders, and no person will incur any liability for failure to give any such notice.

         IMPORTANT: To accept the Offer, this Letter (or a facsimile copy thereof), together will all other required documents, must be received by the Company on or prior to the Expiration Date. You must deliver a properly executed paper copy or facsimile copy of the documents. E-mail delivery will not be accepted.

7. Important Tax Information. You should refer to section 13 of the Offer to Exchange, which contains important tax information, before deciding to tender any options. If you are an employee based outside the United States, the treatment of the exchange under the laws of the country in which you live and work may be different from the treatment of the exchange for U.S. Federal income tax purposes. To the extent that withholding taxes apply to employees that are residents of a country other than the United States, such employees will be required to submit an Irrevocable Standing Order to Sell Shares authorizing a broker designated by the Company to automatically sell the number of vested shares necessary to satisfy the applicable withholding tax obligation and broker commission. If you are an employee based outside the United States, you should refer to Schedule B of the Offer to Exchange, which may contain important tax information applicable to you.

         The Company recommends that you consult with your own tax advisor to determine the tax consequences of the Offer to you under the laws of the country in which you live and work.